For period ending October 31, 2007      Exhibit 77Q(2)

File number 811-07540

Global High Income Fund Inc.

Section 16 (a) Beneficial Ownership Reporting Compliance

 The registrant is not aware of any report required to be filed pursuant to Section 16(a) of the
Securities Exchange Act of 1934, as amended, which was not timely filed.